SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 25, 2003

JCM Partners, LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-32653	94-3364323

(Commission File Number)	(I.R.S. Employer Identification No.)

2151 Salvio Street, Suite 325, Concord, CA	94520

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(925) 676-1966

(NOT APPLICABLE)

(Former name or former address, if changed since last report)

Item 5. Other Events.

     I. JCM Partners, LLC (the “Company”), held its annual meeting of Members on June 25, 2003. Over 80% of the Company’s outstanding common membership interest units (the “Common Units”) were voted at the meeting and our Members voted as follows:

     (a) To elect Kenneth Horjus, James Mol and Michael W. Vanni as Group I Managers:

Nominee	Votes "For"	Votes "Withheld"

Kenneth Horjus	56,875,197	8,301,782
James Mol	64,802,616	374,363
Michael W. Vanni	64,758,387	418,592

     Since there were three nominees for three positions, and each of the three nominees received at least one affirmative vote, each nominee was re-elected. Therefore, Messrs. Horjus and Vanni were re-elected to the Board of Managers and Mr. Mol was elected to the Board of Managers. Pursuant to the Company’s Operating Agreement, the following Managers continued as Managers:

Henry Conversano
Frank Deppe
Henry Doorn, Jr.
Marvin Helder
Gayle Ing
Lois Mol
Neal Nieuwenhuis

     (b) To approve changes to the voting provisions in the Company’s Operating Agreement so that (i) actions that have been approved by the Company’s Board, except for any merger, consolidation or voluntary dissolution of the Company, need only be approved by a majority of the membership units (or any class, classes or a series thereof entitled to vote on the matter either separately or together as a single group) at a meeting at which a quorum is present, and (ii) actions not approved by our Board could only be approved by a majority of the outstanding membership units (or any class, classes or series thereof entitled to vote on the matter either separately or together as a single group) at a meeting and not by written consent.

Total Votes for the Proposal	68,563,575
Total Votes Against the Proposal	3,541,407
Abstentions	78,136

     The proposal received the affirmative vote of a majority of the Company’s outstanding Common Units and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 76.1%. In addition, 95.0% of those units voting were voted in favor of this proposal.

     (c) To approve changes to the Company’s Operating Agreement to revise the Company’s capital structure and make necessary conforming changes as follows:

(i)	replace the term “Common Units” with the term “Units;”

(ii)	rename the outstanding Common Units the “Class 1 Units;”

(iii)	provide that other Units be considered “undesignated” Units, and authorize our Board to issue those Units, with such rights, privileges, preferences and restrictions as the Board may determine, without further Member approval;

(iv)	provide certain additional protections for the Units with respect to the Board’s right to issue undesignated Units or Preferred Units; and

(v)	provide that distributions made in the event of the Company’s total liquidation will be based upon Members’ Percentage Interests rather than Members’ Capital Accounts.

Total Votes for the Proposal	68,871,615
Total Votes Against the Proposal	2,874,536
Abstentions	436,967

     Since the proposal referred to in (b) above passed, the required vote was a majority of a quorum. The proposal received the affirmative vote of a majority of a quorum and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 76.4%. In addition, 95.4% of those units voting were voted in favor of this proposal.

     (d) To approve changes to the Operating Agreement so that the restrictions on Members’ ability to transfer the Company’s membership interest units are included solely by incorporation by reference from our Bylaws and Transfer Application, and conforming changes thereto.

Total Votes for the Proposal	67,552,675
Total Votes Against the Proposal	4,373,755
Abstentions	256,688

     Since the proposal referred to in (b) above passed, the required vote was a majority of a quorum. The proposal received the affirmative vote of a majority a quorum and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 74.9%. In addition, 93.6% of those units voting were voted in favor of this proposal.

     (e) To approve amending and restating the Operating Agreement to redraft the agreement in “plain English” where possible, conform certain of the provisions regarding tax matters to the Company’s actual practice, eliminate redundancies, and in general make the agreement more “user-friendly.”

Total Votes for the Proposal	68,981,304
Total Votes Against the Proposal	3,113,849
Abstentions	87,965

     Since the proposal referred to in (b) above passed, the required vote was a majority of a quorum. The proposal received the affirmative vote of a majority of a quorum and, therefore, was adopted. The percentage of outstanding Common Units voting in favor of the proposal was 76.5%. In addition, 95.6% of those units voting were voted in favor of this proposal.

     II. As set forth in Item 5.I.(d) above, the Company’s transfer restrictions on its membership interests are now incorporated into the Company’s Operating Agreement solely by reference to our Bylaws and Transfer Application. Our Amended and Restated Operating Agreement, Certificate of Designations of Class 1 Units, Third Restated Bylaws and form of Transfer Application are attached hereto as exhibits.

     III. As set forth in Item 5.I.(c) above, as a result of the amendments to our Operating Agreement, all of our members who owned common units now own Class 1 Units. Class 1 Units are substantially identical to common units, except that the terms of the Class 1 Units are set forth in the Certificate of Designations of Class 1 Units and our Board of Managers can create additional classes of Units by approving the form of a Certificate of Designations for such class of Units, without any further vote of the members.

Item 7. Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.

Exhibit 3.8	Amended and Restated Operating Agreement

Exhibit 3.9	Certificate of Designations of Class 1 Units

Exhibit 3.10	Third Restated Bylaws

Exhibit 4.2	Restrictions on Transfers of Membership Interests (revised June 25, 2003) (contained in Part B to Application for Transfer, filed as Exhibit 99.3 below) (see also Sections 6.10 and 6.11 of the Third Restated Bylaws filed as Exhibit 3.10 and Article 6 of the Amended and Restated Operating Agreement, filed as Exhibit 3.8).

Exhibit 99.3	Sample Form of Application of Transfer of Units

~ Intentionally Left Blank ~

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM PARTNERS, LLC

Date: July 25, 2003	By:	/s/ Gayle M. Ing Gayle M. Ing President and Chief Executive Officer

EXHIBIT INDEX

Designation	Description

Exhibit 3.8	Amended and Restated Operating Agreement

Exhibit 3.9	Certificate of Designations of Class 1 Units

Exhibit 3.10	Third Restated Bylaws

Exhibit 4.2	Restrictions on Transfers of Membership Interests (revised June 25, 2003) (contained in Part B to Application for Transfer, filed as Exhibit 99.3 below) (see also Sections 6.10 and 6.11 of the Third Restated Bylaws filed as Exhibit 3.10 and Article 6 of the Amended and Restated Operating Agreement, filed as Exhibit 3.8).

Exhibit 99.3	Sample Form of Application of Transfer of Units